UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         (Amendment No. 1)(*)


                            KINETEC CONCEPTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  49460W208
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              DECEMBER 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 49460W208                  13G                    Page 2 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                      FREMONT ACQUISITION COMPANY II, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                             -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                            -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                           -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                              -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                       0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                            OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 3 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                     FREMONT ACQUISITION COMPANY IIA, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                           OO (Limited Liability Company

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 4 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                  FREMONT PARTNERS, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                      PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 5 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                         FREMONT OFFSHORE PARTNERS, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                           CAYMAN ISLANDS

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                      PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 6 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                      FREMONT PARTNERS SIDE-BY-SIDE, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                    PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 7 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                               FREMONT PARTNERS III, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                      PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 8 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                     FREMONT PARTNERS III SIDE-BY-SIDE, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                      PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 9 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                FREMONT-KCI CO-INVESTMENT COMPANY, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                           OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 10 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                              FREMONT-KCI CO-INVESTMENT COMPANY II, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                           OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 11 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                           FREMONT SEQUOIA HOLDINGS, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 12 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                          FREMONT OFFSHORE ASSOCIATES LTD.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                           CAYMAN ISLANDS

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                           OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                   Page 13 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                      FP ADVISORS, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                           OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                   Page 14 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                    FP ADVISORS III, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                      PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 15 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                 FP ADVISORS III, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                           OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 16 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                    FREMONT GROUP, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                           OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 17 of 28 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                  FREMONT INVESTORS, INC.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  NEVADA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                                                            -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                                                           -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                                                          -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                                                             -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     -0-

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 49460W208                  13G                    Page 18 of 28 Pages


Item 1.

(a)  Name of Issuer. Kinetic Concepts, Inc., a Texas corporation.

(b) Address of Issuer's Principal Executive Offices. 8023 Vantage Drive, San Antonio, Texas 78230.

Item 2.

(a) Name of Person Filing. Reference is made to Item 1 of each of the cover pages of this Schedule 13G, which Items are incorporated by reference herein.

(b) Address of Principal Business Office or, if none, Residence. The address for each filing person is 199 Fremont Street, Suite 2300, San Francisco, California 94105.

(c) Citizenship. Reference is made to Item 4 of each of the cover pages of this Schedule 13G, which Items are incorporated by reference herein.

(d)  Title of Class of Securities. Common Stock, $0.001 par value ("Common
     Stock").

(e)  CUSIP Number. 49460W208

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) [_]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
             (E);

    (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

    (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

(a) Amount beneficially owned: Reference is hereby made to Item 9 of each of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.

(b) Percent of class: Reference is hereby made to Item 11 of each of the cover pages to this Schedule 13G and Item 4(a) above, which Items are incorporated by reference herein.

         Percentage ownership has been determined based on 71,225,532 shares of Common Stock outstanding as of March 13, 2006, as reported in the quarterly report on Form 10-K filed by the Issuer on March 15, 2006.

CUSIP No. 49460W208                  13G                    Page 19 of 28 Pages


(c)      Number of shares as to which the person has:

        (i) Sole power to vote or to direct the vote: Reference is hereby made to Item 5 of each of the cover pages to this
              Schedule 13G, which Items are incorporated by reference herein

        (ii) Shared power to vote or to direct the vote: Reference is hereby made to Item 6 of each of the cover pages to this
              Schedule 13G and Item 4(a) above, which Items are incorporated by reference herein.

        (iii)  Sole power to dispose or to direct the disposition of:
               Reference is hereby made to Item 7 of each of the cover pages to this Schedule 13G, which Items are incorporated by reference herein.

        (iv)   Shared power to dispose or to direct the disposition of:
               Reference is hereby made to Item 8 of each of the cover pages to this Schedule 13G and Item 4(a) above, which Items are incorporated by reference herein.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
         Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.

CUSIP No. 49460W208                  13G                    Page 19 of 28 Pages


________________________________________________________________________________

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              March 22, 2006
                                 --------------------------------------------
                                                   Date


                                 FREMONT ACQUISITION COMPANY II, L.L.C.

                                 By:    Fremont Partners, L.P., its member

                                        By:   FP Advisors, L.L.C., its general
                                              partner

                                              By: Fremont Group, L.L.C.,
                                                  its managing member

                                                  By: Fremont Investors, Inc.,
                                                      its manager


                                                  By:  /s/ KEVIN BAKER
                                                       -----------------------
                                                      Name: Kevin Baker
                                                      Title: Principal

                                 FREMONT ACQUISITION COMPANY IIA, L.L.C.

                                 By:    FP Advisors, L.L.C., its non-member
                                        manager

                                        By:   Fremont Group, L.L.C.,
                                              its managing member

                                              By:    Fremont Investors, Inc.,
                                                     its manager


                                              By:      /s/ KEVIN BAKER
                                                     ------------------------
                                                      Name: Kevin Baker
                                                      Title: Principal

                                 FREMONT PARTNERS, L.P.

                                 By:  FP Advisors, L.L.C., its general partner

                                      By:   Fremont Group, L.L.C.,
                                            its managing member

                                            By:    Fremont Investors, Inc.,
                                                   its manager

                                              By:      /s/ KEVIN BAKER
                                                     ------------------------
                                                      Name: Kevin Baker
                                                      Title: Principal

CUSIP No. 49460W208                  13G                    Page 21 of 28 Pages


                                 FREMONT OFFSHORE PARTNERS, L.P.

                                 By:    FP Advisors, L.L.C., its investment
                                        general partner

                                        By:   Fremont Group, L.L.C.,
                                              its managing member

                                              By:    Fremont Investors, Inc.,
                                                     its manager


                                              By:      /s/ KEVIN BAKER
                                                     -------------------------
                                                      Name: Kevin Baker
                                                      Title: Principal

                                 FREMONT PARTNERS SIDE-BY-SIDE, L.P.

                                 By:    Fremont Group, L.L.C.,
                                        its general partner

                                        By:   Fremont Investors, Inc.,
                                              its manager


                                       By:      /s/ KEVIN BAKER
                                              --------------------------------
                                               Name: Kevin Baker
                                               Title: Principal

                                 FREMONT PARTNERS III, L.P.

                                 By:    FP Advisors, L.P., its general partner

                                        By:   FP Advisors, L.L.C.,
                                              its general partner

                                              By:  Fremont Group, L.L.C.,
                                                   its managing member

                                                   By: Fremont Investors, Inc.,
                                                         its manager


                                              By:      /s/ KEVIN BAKER
                                                     ------------------------
                                                      Name: Kevin Baker
                                                      Title: Principal

                                 FREMONT PARTNERS III SIDE-BY-SIDE, L.P.

                                 By:    Fremont Group, L.L.C.,
                                        its general partner

                                        By:   Fremont Investors, Inc.,
                                              its manager


                                       By:      /s/ KEVIN BAKER
                                              --------------------------------
                                               Name: Kevin Baker
                                               Title: Principal

CUSIP No. 49460W208                  13G                    Page 22 of 28 Pages


                                 FREMONT-KCI CO-INVESTMENT COMPANY, L.L.C.

                                 By:    FP Advisors, L.L.C.,
                                        its managing member

                                        By:   Fremont Group, L.L.C.,
                                              its managing member

                                              By:    Fremont Investors, Inc.,
                                                     its manager


                                              By:      /s/ KEVIN BAKER
                                                     -------------------------
                                                      Name: Kevin Baker
                                                      Title: Principal


                                 FREMONT-KCI CO-INVESTMENT COMPANY II, L.L.C.

                                 By:    FP Advisors, L.L.C.,
                                        its managing member

                                        By:   Fremont Group, L.L.C.,
                                              its managing member

                                              By:    Fremont Investors, Inc.,
                                                     its manager


                                              By:      /s/ KEVIN BAKER
                                                     ------------------------
                                                      Name: Kevin Baker
                                                      Title: Principal

                                 FREMONT SEQUOIA HOLDINGS, L.P.

                                 By:    Fremont Group, L.L.C.,
                                        its general partner

                                        By:   Fremont Investors, Inc.,
                                              its manager


                                       By:      /s/ KEVIN BAKER
                                              ------------------------------
                                               Name: Kevin Baker
                                               Title: Principal

                                 FREMONT OFFSHORE ASSOCIATES LTD.


                                       By:      /s/ KEVIN BAKER
                                              -------------------------------
                                               Name: Kevin Baker
                                               Title: Principal

CUSIP No. 49460W208                  13G                    Page 23 of 28 Pages


                          FP ADVISORS, L.L.C.

                          By:    Fremont Group, L.L.C., its managing member

                                 By:   Fremont Investors, Inc., its manager


                                By:      /s/ KEVIN BAKER
                                       -------------------------------------
                                        Name: Kevin Baker
                                        Title: Principal

                          FP ADVISORS III, L.P.

                          By:  FP Advisors III, L.L.C., its general partner

                               By: Fremont Group, L.L.C., its sponsoring member

                                   By: Fremont Investors, Inc., its manager


                                   By: /s/ KEVIN BAKER
                                      -----------------------------------------
                                               Name: Kevin Baker
                                               Title: Principal

                          FP ADVISORS III, L.L.C.

                          By:  Fremont Group, L.L.C., its sponsoring member

                               By: Fremont Investors, Inc., its manager


                               By: /s/ KEVIN BAKER
                                   -----------------------------------------
                                    Name: Kevin Baker
                                    Title: Principal

                          FREMONT GROUP, L.L.C.

                          By:  Fremont Investors, Inc., its manager


                          By:  /s/ KEVIN BAKER
                               ---------------------------------------------
                               Name: Kevin Baker
                               Title: Principal

                          FREMONT INVESTORS, INC.


                          By:  /s/ KEVIN BAKER
                               ---------------------------------------------
                               Name: Kevin Baker
                               Title: Principal

CUSIP No. 49460W208                  13G                    Page 24 of 28 Pages


                                 EXHIBIT INDEX

Exhibit A    Joint Filing Statement

CUSIP No. 49460W208                  13G                   Page 25 of 28 Pages

                                   EXHIBIT A

                            JOINT FILING STATEMENT

         The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

                                           March 22, 2006
                         ----------------------------------------------------
                                               Date


                         FREMONT ACQUISITION COMPANY II, L.L.C.

                         By: Fremont Partners, L.P., its member

                             By: FP Advisors, L.L.C., its general partner

                                 By: Fremont Group, L.L.C., its managing member

                                     By: Fremont Investors, Inc., its manager


                                     By:   /s/ KEVIN BAKER
                                           -----------------------------------
                                           Name: Kevin Baker
                                           Title: Principal

                         FREMONT ACQUISITION COMPANY IIA, L.L.C.

                         By:  FP Advisors, L.L.C., its non-member manager

                              By: Fremont Group, L.L.C., its managing member

                                  By: Fremont Investors, Inc., its manager


                                  By:   /s/ KEVIN BAKER
                                      ----------------------------------------
                                       Name: Kevin Baker
                                       Title: Principal

                         FREMONT PARTNERS, L.P.

                         By:  FP Advisors, L.L.C., its general partner

                              By: Fremont Group, L.L.C., its managing member

                                  By: Fremont Investors, Inc., its manager


                                  By:   /s/ KEVIN BAKER
                                      ----------------------------------------
                                       Name: Kevin Baker
                                       Title: Principal

CUSIP No. 49460W208                  13G                   Page 26 of 28 Pages

                        FREMONT OFFSHORE PARTNERS, L.P.

                        By: FP Advisors, L.L.C., its investment general partner

                             By: Fremont Group, L.L.C., its managing member

                                 By:  Fremont Investors, Inc., its manager


                                 By:    /s/ KEVIN BAKER
                                      ---------------------------------------
                                       Name: Kevin Baker
                                       Title: Principal

                         FREMONT PARTNERS SIDE-BY-SIDE, L.P.

                         By:  Fremont Group, L.L.C., its general partner

                              By: Fremont Investors, Inc., its manager


                             By:    /s/ KEVIN BAKER
                                  --------------------------------------------
                                   Name: Kevin Baker
                                   Title: Principal

                         FREMONT PARTNERS III, L.P.

                         By: FP Advisors, L.P., its general partner

                             By: FP Advisors, L.L.C., its general partner

                                 By: Fremont Group, L.L.C., its managing member

                                     By: Fremont Investors, Inc., its manager


                                 By:    /s/ KEVIN BAKER
                                      ---------------------------------------
                                       Name: Kevin Baker
                                       Title: Principal

                         FREMONT PARTNERS III SIDE-BY-SIDE, L.P.

                         By:  Fremont Group, L.L.C., its general partner

                              By: Fremont Investors, Inc., its manager


                             By:    /s/ KEVIN BAKER
                                  --------------------------------------------
                                   Name: Kevin Baker
                                   Title: Principal

CUSIP No. 49460W208                  13G                   Page 27 of 28 Pages

                         FREMONT-KCI CO-INVESTMENT COMPANY, L.L.C.

                         By:  FP Advisors, L.L.C., its managing member

                              By:  Fremont Group, L.L.C., its managing member

                                   By: Fremont Investors, Inc., its manager


                                   By:   /s/ KEVIN BAKER
                                       ---------------------------------------
                                        Name: Kevin Baker
                                        Title: Principal

                         FREMONT-KCI CO-INVESTMENT COMPANY II, L.L.C.

                         By:  FP Advisors, L.L.C., its managing member

                              By:  Fremont Group, L.L.C., its managing member

                                   By:  Fremont Investors, Inc., its manager


                                   By:    /s/ KEVIN BAKER
                                        --------------------------------------
                                         Name: Kevin Baker
                                         Title: Principal

                         FREMONT SEQUOIA HOLDINGS, L.P.

                         By:  Fremont Group, L.L.C., its general partner

                              By: Fremont Investors, Inc., its manager


                             By:    /s/ KEVIN BAKER
                                  --------------------------------------------
                                   Name: Kevin Baker
                                   Title: Principal

                         FREMONT OFFSHORE ASSOCIATES LTD.


                             By:  /s/ KEVIN BAKER
                                  --------------------------------------------
                                   Name: Kevin Baker
                                   Title: Principal

CUSIP No. 49460W208                  13G                   Page 28 of 28 Pages


                         FP ADVISORS, L.L.C.

                         By:  Fremont Group, L.L.C., its managing member

                              By:  Fremont Investors, Inc., its manager


                              By:     /s/ KEVIN BAKER
                                   -------------------------------------------
                                    Name: Kevin Baker
                                    Title: Principal

                         FP ADVISORS III, L.P.

                         By: FP Advisors III, L.L.C., its general partner

                             By: Fremont Group, L.L.C., its sponsoring member

                                 By: Fremont Investors, Inc., its manager


                                 By:   /s/ KEVIN BAKER
                                     -----------------------------------------
                                      Name: Kevin Baker
                                      Title: Principal

                         FP ADVISORS III, L.L.C.

                         By:  Fremont Group, L.L.C., its sponsoring member

                              By: Fremont Investors, Inc., its manager


                              By:    /s/ KEVIN BAKER
                                  -------------------------------------------
                                   Name: Kevin Baker
                                   Title: Principal

                         FREMONT GROUP, L.L.C.

                         By:  Fremont Investors, Inc., its manager


                         By:    /s/ KEVIN BAKER
                               ----------------------------------------------
                               Name: Kevin Baker
                               Title: Principal

                         FREMONT INVESTORS, INC.


                         By:  /s/ KEVIN BAKER
                               ----------------------------------------------
                             Name: Kevin Baker
                             Title: Principal